UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2006

Diamond Jo, LLC	Peninsula Gaming, LLC	Peninsula Gaming Corp.
(Exact name of registrant as specified in its charter)	(Exact name of registrant as specified in its charter)	(Exact name of registrant as specified in its charter)

Delaware	Delaware	Delaware
(State or other jurisdiction of incorporation or organization)	(State or other jurisdiction of incorporation or organization)	(State or other jurisdiction of incorporation or organization)

42-1483875	20-0800583	25-1902805
(I.R.S. Employer Identification No.)	(I.R.S. Employer Identification No.)	(I.R.S. Employer Identification No.)

3rd Street Ice Harbor

P.O. Box 1750

Dubuque, Iowa 52001-1750

(Address of executive offices, including zip code)

(563) 583-7005

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c)under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 21, 2006, Diamond Jo Worth, LLC and Diamond Jo Worth Corp. issued and sold to a third party investor in a private placement $36.5 million aggregate principal amount of their 11% Senior Secured Notes due 2012 (the “DJW Notes”). On December 22, 2006, Peninsula Gaming, LLC (the “Company”), Diamond Jo, LLC and Peninsula Gaming Corp. issued and sold to a third party investor in a private placement $22.0 million aggregate principal amount of their 8 3/4% Senior Secured Notes due 2012 (the “PGL Notes”).

The Company intends to use the net proceeds from the issuance of the PGL Notes and the DJW Notes to finance in part the construction of a new moored barge facility to expand its existing casino operations at the Diamond Jo casino in Dubuque, Iowa and the development and construction of a hotel and events center contiguous to its racetrack and casino at The Old Evangeline Downs in Opelousas, Louisiana.

In connection with the issuance of the DJW Notes, DJW also obtained the consent of the holders of the DJW Notes to the use of proceeds described above.

On December 22, 2006, the Company also amended its senior credit facility to, among other things, increase available borrowings under the revolver portion of the facility by $15.0 million effective upon the satisfaction of certain specified conditions and permit the issuance of the PGL Notes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENINSULA GAMING, LLC

By:	/s/ M. Brent Stevens
Name:	M. Brent Stevens
Title:	Chief Executive Officer

DIAMOND JO, LLC

By:	/s/ M. Brent Stevens
Name:	M. Brent Stevens
Title:	Chief Executive Officer

PENINSULA GAMING CORP.

By:	/s/ M. Brent Stevens
Name:	M. Brent Stevens
Title:	Chief Executive Officer

Date: December 22, 2006